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           [LETTERHEAD OF HOME BENEFICIAL CORPORATION APPEARS HERE]

NEWS RELEASE
FOR IMMEDIATE RELEASE                                   December 23, 1996



            AMERICAN GENERAL TO ACQUIRE HOME BENEFICIAL CORPORATION
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          Houston, December 23, 1996 - American General Corporation (NYSE:AGC)
and Home Beneficial Corporation (NASDAQ:HBENB) today jointly announced a definitive agreement under which American General will acquire Home Beneficial for a total consideration of $665 million or $39.00 per share. The transaction, which is subject to approval by Home Beneficial's shareholders and requisite regulatory authorities, is expected to close at the end of the first quarter of 1997.

          Home Beneficial's shareholders may elect to receive either cash or American General common stock. The transaction will be tax free for Home Beneficial shareholders exchanging their shares for American General common stock. Total cash elections by Home Beneficial shareholders will be limited to 50% of the aggregate consideration, while stock elections will be limited to 75%. The exchange ratio for American General common stock will be determined by dividing $39.00 by an average trading price of American General common stock prior to closing and is subject to a maximum of 1.1143 shares of American General for each Home Beneficial Corporation common share.
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NEWS RELEASE
December 23, 1996
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          "Home Beneficial is an excellent strategic fit with our Nashville-
based life insurance subsidiary," said Robert M. Devlin, president and chief executive officer of American General. "Both companies offer similar life insurance products, utilize a career agency distribution system, and operate in similar geographic regions. Through the combination of these two companies, we believe we can achieve economies of scale resulting in an annual expense savings of $20 million. Over its 97-year history, Home Beneficial has been conservatively managed. Based upon capitalization targets for American General's life insurance subsidiaries, Home Beneficial has excess capital of $300 million. We expect the transaction to be non-dilutive to earnings within one year of closing.

          The Home Beneficial acquisition will mark American General's third life insurance company acquisition over the past two years for a total consideration of $2.2 billion. These acquisitions are consistent with American General's growth strategy that includes opportunistic participation in the consolidation of the financial services industry."

          In commenting on the transaction, R. W. Wiltshire, Jr., president and chief executive officer of Home Beneficial Corporation said, "We are confident that American General's commitment to building shareholder value over the long term will benefit the shareholders of Home Beneficial. American General's strong financial condition and dedication to meeting customer needs will benefit the customers and agents of Home

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NEWS RELEASE
December 23, 1996
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Beneficial.  We have long admired American General's success in the life insurance industry through its focus on the career agency distribution system. This transaction provides the opportunity for our company to become part of one of the nation's largest and most respected financial services organizations."

          Founded n 1899 and headquartered in Richmond, Virginia, Home Beneficial Corporation has assets of $1.4 billion and life insurance in force of $11 billion. As of September 30, 1996, Home Beneficial reported net income over the last 12 months of $38 million and shareholders' equity of $530 million.
Home Beneficial is the holding company of Home Beneficial Life Insurance Company, which operates in six Mid-Atlantic states and the District of Columbia through a field force of over 1,000 agents and sales managers.

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          American General Corporation is one of the nation's largest diversified financial services organizations with assets of $64 billion and shareholders' equity of $5.4 billion. Headquartered in Houston, it is a leading provider of retirement services, consumer loans, and life insurance to nine million households. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.

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Telephone:  (804) 358-8431 Ext. 602

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